[DESCRIPTION]  LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

EXHIBIT 15



We are aware of the incorporation by reference in the Registration Statements on Form S-8, No. 33-60366, No. 33-61333 and No. 33-75746 of JLG Industries, Inc. of our report dated November 13, 1997, relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. which are included in its Form 10-Q for the quarter ended October 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Ernst & Young LLP
Baltimore, Maryland
November 13, 1997